Exhibit 99.1

Contact:
John L. McManus
President
1-949-481-9825

Aeolus Pharmaceuticals Completes $5.0 Million Financing from New Institutional Investors

SAN DIEGO, CA, June 6, 2006 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB), today announced that it has raised $5 million through the sale of newly issued shares of Common Stock and warrants to selected institutional investors, led by Efficacy Capital.

"The adverse role of free radicals in both acute and chronic disorders is well known," said Faiz Kayyem, managing partner at Efficacy Capital. "We believe that Aeolus’ large pipeline of catalytic anti-oxidants will provide numerous development and partnership opportunities to address these disorders, which include stroke, ALS, cancer and Parkinson’s Disease. We are pleased to have participated in this financing, which we believe will help the company to achieve significant clinical milestones."

"This financing provides the capital necessary for the Company to move forward our lead compound, AEOL 10150 into phase 2, and to complete the necessary pre-clinical studies in order to file IND’s for at least one of our pipeline compounds,” stated Richard P. Burgoon, Jr., Chief Executive Officer of Aeolus. “We have successfully reduced our overhead expenses, so that a significant portion of this capital will be focused on the development of our catalytic anti-oxidant technology. Although financings are always a team effort, our President, John McManus, deserves additional recognition for leading this process during this very difficult biotechnology-investment period.”

In exchange for gross proceeds of $5 million, the Company issued 10 million shares of Common Stock and 5 year warrants to purchase up to an aggregate of 7 million shares of Common Stock for $0.75 per share, which if exercised would yield an additional $5.25 million in proceeds to the Company. In addition, the Company issued a total of 4 million warrants exercisable for $0.50 per share, that would yield an additional $2 million in proceeds to the Company, if exercised. These warrants carry a 12 month term and were issued exclusively to Efficacy Capital. The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without a registration statement or exemption from registration.

The Company expects to use the net proceeds from this financing to advance the clinical development of AEOL 10150, to complete toxicity and other work necessary to file Investigational New Drug applications for at least one of its pipeline compounds, and for general administrative expenses and working capital.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
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